Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
United States

大成 Salans FMC SNR Denton McKenna Long

dentons.com

May 22, 2020

Arcturus Therapeutics Holdings Inc.

10628 Science Center Drive, Suite 250
San Diego, CA 92121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Arcturus Therapeutics Holdings Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of the re-sales of 3,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), such Shares to be offered and sold from time to time by the selling stockholder listed in the Registration Statement under the heading “Selling Stockholder.”

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Shares, and (v) such other instruments and documents as we have deemed necessary under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant, that the Shares have been validly issued, fully paid and are nonassessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

Arcturus Therapeutics Holdings Inc. May 22, 2020 Page 2

We express no opinion as to the laws of any jurisdiction other than Delaware general corporation law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Dentons US LLP Dentons US LLP